EXHIBIT INDEX


(b)       By-laws, dated March 18, 2004.

(d) Investment Management Services Agreement between Registrant, on behalf AXP Variable Portfolio - Core Equity Fund, and American Express Financial Corporation, dated April 7, 2004.

(g)(1) Custodian Agreement between Registrant, on behalf of AXP Variable Portfolio - Core Equity Fund, and American Express Trust Company, dated April 7, 2004.

(h)(2) Addendum to Schedule A and Schedule B of the License Agreement between the American Express Funds and American Express Company, dated June 23, 2004.

(i) Opinion and Consent of Counsel as to the legality of the securities being registered.

(q) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 7, 2004.